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                                                        OMB APPROVAL
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                                               OMB Number 3235-0104
  FORM 3                                       Expires: January 31, 2005
                                               Estimated average burden
                                               hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

  Kaiser Franscis Charitable Income Trust B
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  (Last)                         (First)                        (Middle)
  Old City Hall
  124 East Fourth Street
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  (Street)

    Tulsa                           OK                           74103
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  (City)                         (State)                         (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

         8/15/02
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

  Unit Corporation UNT
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5. Relationship of Reporting Person to Issuer (Check all applicable)

      [ ] Director                   [X] 10% Owner
      [ ] Officer (give title below) [ ] Other (specify below)

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
Form 3 (continued)

6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security (Instr. 4)

   Common Stock
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2. Amount of Securities Beneficially Owned (Instr. 4)

   6,819,748.00
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3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

   D (1)
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4. Nature of Indirect Benedficial Ownership (Instr. 5)


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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)


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2. Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable                             Expiration Date

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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
        Title                                  Amount or Number of Shares

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4. Conversion or Exercise Price of Derivative Security


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5. Ownership Form of Derivative Securities: Direct (D) or Indirect (I)
   (Instr. 5)


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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:
(1) These shares are owned directly by the Kaiser Francis Charitable Income Trust B, a ten percent owner of the issuer, and indirectly by Frederic Dorwart as trustee of the trust.

                                                                       8/22/02
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                              **Signature of Reporting Person           Date

                              Frederic Dorwart individually and as
                              Trustee Kariser Francis Charitable
                              Income Trust B

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).